UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 19, 2010

ASTORIA FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-11967	11-3170868
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

ONE ASTORIA FEDERAL PLAZA, LAKE SUCCESS, NEW YORK 11042-1085
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (516) 327-3000

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

As previously disclosed, a class action entitled David McAnaney and Carolyn McAnaney, individually and on behalf of all others similarly situated vs. Astoria Financial Corporation, et al. was commenced in 2004 in connection  with the satisfaction of certain mortgage loans made by Astoria Federal Savings and Loan Association (“Astoria Federal”) the wholly owned banking subsidiary of Astoria Financial Corporation (the “Company”), Long Island Savings Bank, FSB, which, in 1998, was acquired by Astoria Federal, and their related entities.  The action relates to certain fees charged in connection with such loans.
On June 29, 2010 the Company reached an agreement in principle (the “Agreement”) to settle the remaining claims in such action in the amount of $7.85 million (the “Settlement Amount”).  The Company did not acknowledge any liability in the matter and further indicated that the Agreement is intended to resolve all claims arising from or related to the aforementioned case and is subject to the execution of a written settlement agreement between the parties and its approval by the Court.   The Settlement Amount will be recorded in the Company’s 2010 second quarter.
For further information on the litigation, please refer to the Company’s Form 10-K for the year ended December 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTORIA FINANCIAL CORPORATION

By:	/s/ Alan P. Eggleston
Alan P. Eggleston
Executive Vice President, Secretary
and General Counsel

Dated:  July 19, 2010